SCHEDULE 14A INFORMATION

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ERICKSON INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing party:

	(4)	Date Filed:

April 29, 2014

Dear Erickson Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of Erickson Incorporated on Wednesday, June 11, 2014, beginning at 11:00 a.m. The meeting will be held at River Forum, located at 4380 SW Macadam Ave., Portland, Oregon. The meeting will commence with a discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders followed by presentations and a report on our operations.

At the annual meeting, you will be asked to:

1.	elect three Class II directors to hold office until the 2017 annual meeting of stockholders and until their respective successors are elected and qualified;

2.	ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

3.	consider any other business properly presented at the annual meeting or any adjournment or postponement of the meeting.

The Board of Directors recommends that you vote:

FOR the election of the three board-nominated directors; and

FOR the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which more fully describes the formal business to be conducted at the meeting, accompany this letter. A copy of our Annual Report to Stockholders is also enclosed for your information.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. After reading the proxy statement, please vote by telephone, by Internet, or by marking your vote on the enclosed proxy card, signing and dating the proxy card, and returning it to us in the enclosed postage-paid envelope. Instructions regarding all three methods of voting are provided on the proxy card. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person.

We look forward to seeing you at the annual meeting.

Sincerely yours,

/S/ UDO RIEDER

UDO RIEDER
President and Chief Executive Officer

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held Wednesday, June 11, 2014

The 2014 annual meeting of stockholders of Erickson Incorporated, a Delaware corporation, will be held on Wednesday, June 11, 2014, beginning at 11:00 a.m., local time, at River Forum, located at 4380 SW Macadam Ave., Portland, Oregon, for the following purposes:

1.	To elect three Class II directors to hold office until the 2017 annual meeting of stockholders and until their respective successors are elected and qualified;

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

3.	To consider any other business properly presented at the annual meeting or any adjournment or postponement of the meeting.

If you were a stockholder of record at the close of business on April 21, 2014, you are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. At the annual meeting and for ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 5550 SW Macadam Avenue, Suite 200, Portland, Oregon 97239.

By order of the Board of Directors,

/s/ Edward Rizzuti

Edward Rizzuti
Corporate Secretary

April 29, 2014

IMPORTANT: We hope you can join us at the annual meeting. Regardless of whether you plan to attend, please read the enclosed Proxy Statement and vote by telephone, by Internet or by marking your vote on the enclosed proxy card, signing and dating the proxy card, and returning it to us in the enclosed postage-paid envelope. Your vote is important, so please return your proxy card or vote by telephone or by Internet promptly. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

If your shares are held through a broker, bank or other holder of record and you wish to vote in person at the annual meeting, you must obtain a legal proxy issued in your name from your bank, broker or other holder of record.

ERICKSON INCORPORATED

5550 SW MACADAM AVENUE, SUITE 200

PORTLAND, OREGON 97239

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of Erickson Incorporated is soliciting your proxy for the 2014 Annual Meeting of Stockholders to be held on Wednesday, June 11, 2014, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and related materials are first being mailed to stockholders on or about April 29, 2014. References in this proxy statement to the “Company,” “we,” “our,” and “us” and “Erickson” are to Erickson Incorporated, and references to the “annual meeting” are to the 2014 Annual Meeting of Stockholders. When we refer to the Company’s fiscal year, we mean the annual period ending on December 31. This proxy statement covers our 2013 fiscal year, which was from January 1, 2013 through December 31, 2013 (“fiscal 2013”).

SOLICITATION AND VOTING

Record Date

Only holders of record of common stock at the close of business on April 21, 2014, will be entitled to notice of and to vote at the meeting and any adjournment thereof. As of the record date, 13,789,534 shares of common stock were outstanding and entitled to vote.

Quorum

A majority of the shares of common stock issued and outstanding as of the record date must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Vote Required to Adopt Proposals

Each share of our common stock outstanding on the record date is entitled to one vote on each of the three Class II director nominees and one vote on each other matter. Directors will be elected by the affirmative vote of a majority of the shares present and entitled to vote. This means that the votes cast “for” a Class II director nominee must exceed the number of votes cast “against” that nominee. Under our bylaws, abstentions are disregarded in the election of directors and will have no effect on the outcome of the vote. With respect to each of the other proposals, approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote and abstentions will have the same effect as a negative vote.

Effect of Abstentions and Broker Non-Votes

Shares not present at the meeting and shares voted “abstain” for a director nominee will have no effect on the election of directors. For each of the other proposals, abstentions will have the same effect as negative votes. If you are a beneficial owner and hold your shares in “street name,” it is critical that you cast your vote if you want it to count in the election of directors and the other proposals. Under the rules governing banks and brokers who are voting with respect to shares held in street name, such banks and brokers have the discretion to vote on routine matters, but not on non-routine matters. Routine matters include the ratification of auditors. Non-routine matters include the election of directors. Banks and brokers may not vote on these proposals if you do not provide specific voting instructions. Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Voting Instructions

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as our board of directors recommends on each proposal. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “Effect of Abstentions and Broker Non-Votes” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

Vote by Internet.    You can vote by Internet. The website address for Internet voting can be accessed through the website printed on your proxy card or voting instruction form. You will need to use the control number appearing on your proxy card or voting instruction form. You can use the Internet to transmit your voting instructions until 1:00 a.m. Pacific Standard Time on the day of the annual meeting. Internet voting is available 24 hours a day. If you vote by Internet, you do NOT need to vote by telephone or by mail.

Vote by Telephone.    You can vote by telephone by calling the toll-free telephone number appearing on your proxy card or voting instruction form. You will need to use the control number appearing on your proxy card or voting instruction form. In order to cast your vote telephonically, you may transmit your voting instructions from any touch tone telephone until 1:00 a.m. Pacific Standard Time on the day of the annual meeting. Telephone voting is available 24 hours a day. If you vote by telephone, you do NOT need to vote by Internet or by mail.

Vote by Mail.    You can vote by mail by completing, signing, and dating the proxy card or voting instruction form and returning it in the prepaid return envelope. If you vote by returning a proxy card or voting instruction form, you do NOT need to vote by Internet or by telephone.

Vote in Person at the Annual Meeting.    All stockholders as of the close of business on the record date can vote in person at the annual meeting. You can also be represented by another person at the annual meeting by executing a proper proxy designating that person to vote on your behalf. Even if you plan to attend the annual meeting, we recommend that you also vote either by telephone, by Internet, or by mail so that your vote will be counted if you later decide not to attend.

Erickson is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the annual meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again by Internet or by telephone as more fully detailed on your proxy card, or by delivering written instructions to the Corporate Secretary before the annual meeting. Attendance at the annual meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the annual meeting. If your shares are held by a bank, broker or other agent, you may change your vote by submitting new voting instructions to your bank, broker or other agent, or, if you have obtained a legal proxy from your bank, broker or other agent giving you the right to vote your shares, by attending the annual meeting and voting in person.

Solicitation of Proxies

We will bear the entire cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and other employees to solicit proxies, personally or by telephone, without additional compensation.

Voting Results

We will announce preliminary voting results at the annual meeting. We will report final results in a Form 8-K report filed with the SEC.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified board of directors currently consisting of two Class I directors, three Class II directors, and two Class III directors, who will serve until the annual meetings of stockholders to be held in 2016, 2014 and 2015, respectively, and until their respective successors are duly elected and qualified or until their earlier resignation or removal. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates.

The term of the Class II directors will expire on the date of the upcoming annual meeting. Accordingly, three people are to be elected to serve as Class II directors of our board of directors at the annual meeting. Our board of directors has nominated Quinn Morgan, Hank Halter and Meredith R. Siegfried, the current Class II members of our board of directors for election by our stockholders. If elected, Messrs. Morgan and Halter and Ms. Siegfried will serve as Class II directors until our annual meeting of stockholders in 2017 and until their successors are duly elected and qualified or until their earlier resignation or removal.

Our board of directors has no reason to believe that any of the nominees listed above will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee. There are no family relationships among any of the directors or executive officers.

The following table sets forth information regarding our current directors and each director nominee, as of April 21, 2014.

Name	Principal Occupation	Age	Director Since

Class II Directors whose terms expire at the 2014 annual meeting:
Quinn Morgan	Managing Director of Centre Lane Partners	42	2007
Hank Halter	President and CEO of Delta Community Credit Union	49	2012
Meredith R. Siegfried	CEO of The NORDAM Group	40	2012

Class III Directors whose terms expire at the 2015 annual meeting:
Kenneth Lau	Managing Director of Centre Lane Partners	36	2010
James L. Welch	CEO of YRC Worldwide	59	2012

Class I Directors whose terms expire at the 2016 annual meeting:
Udo Rieder	President and CEO Erickson	55	2008
Gary R. Scott	Ret. President Bombardier Comm. Aircraft	63	2012

Director Nominees

Background information on each of Messrs. Morgan and Halter and Ms. Siegfried, the three Class II director nominees, appears under “Corporate Governance — Our Board of Directors” beginning on page [4].

Vote Required and Board Recommendation

Directors will be elected by the affirmative vote of a majority of the shares present and entitled to vote. This means that the votes cast “for” a Class II director nominee must exceed the number of votes cast “against”

that nominee. Under our bylaws, abstentions are disregarded in the election of directors and will have no effect on the outcome of the vote. Accordingly, abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

Our board of directors unanimously recommends a vote “FOR” the election of the three Class II director nominees named above. Unless authority to do so is withheld, the persons named as proxies will vote FOR the election of these three Class II director nominees to hold office as directors until the 2017 annual meeting of stockholders and until their successors are elected and qualified.

CORPORATE GOVERNANCE

Our Board of Directors

The following is a brief description of each nominee who is currently a member of our board of directors and each director of Erickson whose term of office will continue after the annual meeting:

Class II Directors for Election at the 2014 Annual Meeting of Stockholders

Quinn Morgan has served on our board of directors since September 2007 and as our Chairman since January 2010. Mr. Morgan is a founding member and a managing director of Centre Lane Partners, LLC. Mr. Morgan serves on the boards of directors of several private companies affiliated with Centre Lane. Prior to co-founding the predecessor to Centre Lane Partners and our largest shareholder in May 2007, Mr. Morgan was a managing director and head of corporate private equity at D. B. Zwirn & Co., L.P., which he joined in January 2005. At D.B. Zwirn & Co. Mr. Morgan had overall responsibility for the corporate private equity investment program. From 2000 to 2005, Mr. Morgan was employed with Moore Capital Management and its illiquid asset management joint venture, Steelpoint Capital Partners. From 1994 to 2000, Mr. Morgan was employed with Goldman Sachs & Co. Mr. Morgan holds a BS in Economics from the London School of Economics and Political Science. Mr. Morgan was selected to serve as a director because he is the managing member of our largest stockholder and has extensive experience in financing, private equity investment, and board service.

Hank Halter has served on our board of directors since April 2012. Mr. Halter is the President and Chief Executive Officer of Delta Community Credit Union in Atlanta, Georgia and has served in this position since April 2013. Mr. Halter served as Senior Vice President and Chief Financial Officer of Delta Air Lines from November 2008 until his retirement in March 2012. Mr. Halter previously served in a variety of finance positions at Delta Air Lines, including as Senior Vice President and Controller of Delta Air Lines (May 2005 through November 2008); Vice President-Controller (March 2005 through May 2005); Vice President-Assistant Controller (January 2002 through March 2005); Vice President-Finance-Operations (February 2000 through December 2001); and various other finance leadership positions (August 1998 through February 2000). In September 2005, Delta Air Lines filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from reorganization under Chapter 11 in April 2007. From June 1993 through August 1998, Mr. Halter held various finance positions at American Airlines in corporate reporting, financial planning, and corporate real estate. Prior to his tenure with American Airlines, Mr. Halter was a Senior Accountant in the Philadelphia office of Ernst & Young LLP from June 1987 through July 1991. Mr. Halter holds an MBA from Duke University and a BS degree in accountancy from Villanova University. Mr. Halter is a certified public accountant. Mr. Halter is a member of the board of directors of Delta Community Credit Union and Southern Air, Inc., a U.S. FAA Part 121 supplemental global air-cargo carrier where he is the audit committee chairman. Mr. Halter was selected as a director because of his experience as the chief financial officer of Delta Air Lines, and for his general experience with finance and public accounting.

Meredith R. Siegfried has served on our board of directors since April 2012. In June 2011, Ms. Siegfried was appointed chief executive officer of The NORDAM Group, Inc. She previously served as the chief operating officer of the repair group of The NORDAM Group, responsible for its worldwide maintenance, repair and overhaul operations, from January 2009. Before becoming COO of the repair group, Ms. Siegfried served in a variety of roles at The NORDAM Group, including vice president of global sales of the repair group (May 2006 through December 2008); vice president, international (February 2002 through April 2006); director, international operations (January 2000 through January 2002); and manager, international operations (February 1999 through December 1999). Ms. Siegfried joined The NORDAM Group from Arthur Andersen’s global corporate finance division, where she served as a senior consultant on mergers and acquisitions, seller services, and financial advisory from November 1996 through January 1999. Ms. Siegfried also serves on the board of directors of World Travel Services, LLC. She is also a member of the Young Presidents’ Organization and served as chair of the board of trustees for the Tulsa Airport Authority for seven years through 2010. In 2011,

Ms. Siegfried was awarded a Henry Crown Fellowship, a two-year program sponsored by The Aspen Institute. Ms. Siegfried received a BA in Finance from Notre Dame and an MBA from the University of Chicago. Ms. Siegfried was selected as a director because of her experience in international sales and manufacturing and maintenance and overhaul operations, as well as her industry, finance, and management experience.

Class III Directors Continuing in Office until the 2015 Annual Meeting of Stockholders

Kenneth Lau has served on our board of directors since January 2010. Mr. Lau is a founding member and a managing director of Centre Lane Partners, LLC. Mr. Lau also serves on the boards of several private companies affiliated with Centre Lane. Prior to co-founding the predecessor to Centre Lane in May 2007, Mr. Lau was a vice president in the corporate private equity group of D. B. Zwirn & Co., L.P., which he joined in February 2005. From 2001 to 2005, Mr. Lau was employed with Moore Capital Management and its illiquid asset management joint venture, Steelpoint Capital Partners. From 1999 to 2001, Mr. Lau was employed with Merrill Lynch. Mr. Lau received a Master of Engineering and two BS degrees from the Massachusetts Institute of Technology. Mr. Lau was selected to serve as a director because he is affiliated with our largest stockholder and has extensive experience in financing, private equity investment, and board service.

James L. Welch has served on our board of directors since April 2012. Mr. Welch has served as chief executive officer and a director of YRC Worldwide since July 2011. From October 2008 through July 2011, Mr. Welch served as president and chief executive officer and a director of Dynamex Inc., a leading provider of same-day transportation services in North America. From October 2007 through September 2008, Mr. Welch was a consultant and interim chief executive officer of JHT Holdings, Inc., a provider of truck transportation services. From June 2000 through January 2007, Mr. Welch served as president and chief executive officer of Yellow Transportation, a leading provider of transportation services for industrial, commercial and retail goods. Mr. Welch joined Yellow Transportation in 1978, where he held various senior management positions prior to his appointment as president and chief executive officer. Mr. Welch received his BS degree in Psychology from West Texas A&M. Mr. Welch currently serves on the board of directors of SkyWest, Inc. and formerly served on the boards of directors of Spirit AeroSystems Holdings, Inc. and Roadrunner Transportation Services. Mr. Welch was selected as a director because of his experience as the chief executive of transportation companies, his experience with air transportation, and because of his board experience with other aerospace companies.

Class I Director Nominees Continuing in Office until the 2016 Annual Meeting of Stockholders

Udo Rieder has served as our Chief Executive Officer and as a member of our board of directors since March 2008. From February 2005 to March 2008, Mr. Rieder served as vice president and general manager, parts logistics and services for Bombardier Aerospace Inc. From July 1996 to December 2004, Mr. Rieder worked at Delta Air Lines, Inc., including as vice president, engineering and planning and as vice president, purchasing. From May 1990 until June 1996, Mr. Rieder held various manager positions with American Airlines, Inc., including manager of power plant purchasing and manager of warranty and repair contracts. From May 1985 until May 1990, Mr. Rieder served as an engineer with Bell Helicopter, Inc. Mr. Rieder holds a BS in Mechanical Engineering from Texas A&M University and also holds an AAS in Business from Central Texas College. He has served as chairman of the Engineering, Maintenance and Materiel Council of the Air Transport Association and as chairman of the e-Business Committee for the same organization. Mr. Rieder was selected to serve as a director because he is our Chief Executive Officer, and has extensive knowledge of our business and industry.

Gary R. Scott has served on our board of directors since April 2012. Mr. Scott recently retired from Bombardier, Inc., where he served as the president of the commercial aircraft unit of Bombardier Aerospace since April 2008. He joined Bombardier in March 2004, serving as president of new commercial aircraft from March 2004 through February 2006 and president of aircraft services and new commercial aircraft from February 2006 through April 2008. From July 2002 to March 2004, Mr. Scott was group president, civil simulation and training at CAE, Inc. Mr. Scott began his career in aviation with The Boeing Company in 1973, holding the following executive positions: president, flight safety Boeing training international (July 2000 through July

2002); vice president, business strategy and finance, commercial aviation services (January 1999 through July 2000); vice president and chief operating officer, Boeing enterprises (April 1998 through January 1999); and vice president and general manager for the 737/757 programs (November 1995 through March 1998). Mr. Scott earned a BA in Business Administration at the University of Washington and an MBA at Seattle University. Mr. Scott has also completed the Executive Development Program, University of Illinois, as well as the Harvard Business School Advanced Management Program. Mr. Scott has previously served on the board of directors of the Wings Club, Flight Safety Boeing Training International and the Boeing Employees Credit Union. Mr. Scott was selected as a director because of his experience as the chief executive of a significant business unit of a public aerospace company, and for his general management and financial experience in the aerospace industry.

Director Independence

Our board of directors has determined that, other than Mr. Rieder, our President and Chief Executive Officer, and Messrs. Lau and Morgan, each of the current members of our board of directors is an “independent director” for purposes of the Nasdaq Listing Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the term applies to membership on the board of directors and the various committees of the board of directors.

Board Leadership Structure

Our board of directors believes that one of its most important functions is to protect stockholders’ interests through independent oversight of management, including the Chief Executive Officer. However, our board of directors does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the Chairman of the Board and Chief Executive Officer. Our board of directors considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for Erickson, based on the particular circumstances facing Erickson from time to time.

Currently, the positions of Chairman of the Board and Chief Executive Officer are held by separate persons because our board of directors has determined that this structure aids in the oversight of management and is in the best interests of our Company and our stockholders at this point in time. Mr. Morgan currently serves as Chairman of our board of directors. Our board of directors believes that Mr. Morgan is in a unique position to provide leadership to our board of directors in part because of his affiliation with our largest stockholder and his extensive experience in financing and private equity investment.

Risk Oversight

In its governance role, and particularly in exercising its duty of care and diligence, our board of directors is responsible for ensuring that appropriate risk management policies and procedures are in place to protect our assets and business. While our board of directors has the ultimate oversight responsibility for the risk management process, our board of directors has delegated to the Audit Committee the initial responsibility of overseeing the Company’s risk assessment and risk management. In fulfilling its delegated responsibility, the Audit Committee has directed management to ensure that an approach to risk management is implemented as a part of the day-to-day operations of Erickson, and to design internal control systems with a view to identifying and managing material risks.

On a periodic basis, the Audit Committee reviews and discusses with our management the Company’s financial risk and control procedures, compliance programs, and significant tax, legal and regulatory matters. The Audit Committee discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including a discussion regarding our guidelines and policies governing risk assessment and risk management. The Audit Committee also discusses our risk assessment and risk management policies and reports to the full board of directors on a regular basis.

Executive Sessions

The independent directors meet in executive session regularly and, in any event, at least semi-annually. The independent directors may choose one director annually to preside at all executive sessions, establish a procedure by which a presiding director will be selected, or otherwise select a presiding director for any particular executive session. The independent directors will select nominees to our board of directors, or recommend nominees for selection by our board of directors, in executive session in a vote in which only independent directors participate.

Meetings of the Board of Directors and Committees

Our board of directors held 11 meetings during 2013. Our board of directors has two standing committees: an Audit Committee and a Compensation Committee. Our board of directors does not have a standing nominating committee or a committee performing similar functions. During the last fiscal year, each of our directors attended at least 75% of the aggregate number of meetings of our board of directors and all of the committees of our board of directors on which such director served during that period.

The following table sets forth the standing committees of our board of directors and the members of each committee as of the date that this proxy statement was first made available to our stockholders:

Name of Director	Audit	Compensation
Hank Halter	Chair
Gary R. Scott	X	X
Meredith R. Siegfried	X	X
James L. Welch		Chair

Audit Committee

The members of the Audit Committee are Messrs. Halter (Chair) and Scott and Ms. Siegfried. Each of the members of the Audit Committee is independent and financially literate for purposes of the Nasdaq listing standards as they apply to audit committee members. Our board of directors has determined that Mr. Halter qualifies as an “audit committee financial expert” under the rules of the SEC and satisfies the financial sophistication requirements under the Nasdaq listing standards. The functions of the Audit Committee include retaining our independent public accounting firm, reviewing its independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our independent public accounting firm, overseeing its audit work, reviewing and pre-approving any non-audit services that may be performed by our independent public accounting firm, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee held nine meetings during 2013. Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2. The Audit Committee held 9 meetings during 2013.

Compensation Committee

The members of the Compensation Committee are Messrs. Welch (Chair) and Scott and Ms. Siegfried. Each of the members of the Compensation Committee is independent for purposes of the Nasdaq listing standards as they apply to compensation committee members. The Compensation Committee sets the salary and bonus earned by the Chief Executive Officer, reviews and approves salary and bonus levels for other executive officers and approves stock option grants to executive officers. The Compensation Committee held four meetings during 2013.

The Compensation Committee may retain outside compensation consulting firms to assist in the evaluation of executive officer and non-employee director compensation, and has the authority to obtain advice and assistance from internal or external legal, accounting and other consultants.

In addition to outside compensation consulting firms retained by the Compensation Committee, our management may, from time to time, retain an outside consultant for assistance and guidance in the formulation of new compensation programs and the modification of existing compensation programs. For 2013, our management retained Mercer (US) Inc. as its outside consultant to assist in determining or recommending the amount or form of executive compensation. The Compensation Committee has assessed Mercer’s retention and concluded that Mercer’s work for Erickson does not raise any conflict of interest under applicable SEC rules.

Our Chief Executive Officer makes a recommendation to the Compensation Committee on the base salary, annual incentive cash targets, and equity awards for each executive officer other than himself, based on his assessment of each executive officer’s performance during the year and the Chief Executive Officer’s review of compensation data gathered from compensation surveys.

Compensation Committee Interlocks and Insider Participation

None of Messrs. Welch or Scott or Ms. Siegfried, who serves or has served during the past fiscal year as a member of our compensation committee, is an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Director Nominations

Our board of directors has decided that the full board should oversee our nominating and corporate governance processes. It made that decision because our board of directors believes that selecting new director nominees is one of the most important responsibilities that directors have to our stockholders, and for that reason, all of our directors should have the right and responsibility to participate in the selection process. However, only independent directors vote on matters related to the identification, selection, qualification, and recommendation of director candidates.

Our board of directors considers nominees recommended by directors, officers, employees, stockholders, and others based upon each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in members of our board of directors. Nominees for our board of directors must be committed to enhancing long-term stockholder value and possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character and integrity. Members of our board of directors are expected to understand our business and the industry in which we operate, regularly attend meetings of our board of directors and committee meetings, participate in meetings and decision making processes in an objective and constructive manner and be available to advise our officers and management. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate. Our board of directors may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Our board of directors does not have a formal policy regarding the consideration of diversity in identifying nominees for directors. Once our board of directors has confirmed that an individual meets the general qualifications for a director, and has further determined that such individual is appropriately qualified to serve on our board of directors, our board of directors then considers the extent to which the membership of the candidate on our board of directors would promote a diversity of perspectives, backgrounds and experiences among the directors, including expertise and experience in a diversity of substantive matters pertaining to our business. However, our board of directors does not believe the subjective and varying nature of this nomination process lends itself to a formal policy or fixed rules with respect to the diversity of our board of directors.

Our board of directors will consider director candidates recommended by stockholders and will evaluate director candidates in light of several factors, including the general criteria set forth above. Stockholders who wish to recommend individuals for consideration by our board of directors to become nominees for election to our board of directors at an annual meeting of stockholders must do so in accordance with the procedures set forth in the “Stockholder Proposals or Nominations to be Presented at Next Annual Meeting” section of this proxy statement and in compliance with our bylaws. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission and the time period for which such shares have been held; the derivative securities interests owned beneficially by such stockholder as of the date of the submission; a statement from the record holder of the shares and derivative securities interests verifying the holdings; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; a description of the proposed candidate’s qualifications as a director; and any other information described in our bylaws, including upon request, a statement whether the proposed candidate, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon the person’s failure to receive the required vote for re-election at the next annual meeting of stockholders and upon acceptance of the resignation by our board of directors, in accordance with our board of directors’ policy on director elections.

In accordance with our bylaws, if none of the stockholders provides notice of an intention to nominate one or more candidates to compete with our board of directors’ nominees in a director election, or if any stockholder nomination is withdrawn by the tenth day before we send our notice of meeting to the stockholders, a nominee for director must receive more “for” votes cast in favor of his or her election or re-election than “withhold” votes cast against his or her election or re-election. Our board of directors will nominate for election or re-election as directors only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as directors, irrevocable resignations that will be effective upon (1) the failure to receive the required vote at the next annual meeting of stockholders and (2) board acceptance of the resignation. In addition, our board of directors will fill director vacancies, including vacancies occurring as the result of an increase in the number of directors, only with candidates who agree to tender, promptly following appointment to our board of directors, the same form of resignation tendered by other directors in accordance with this policy.

If an incumbent director fails to receive the required vote for re-election, our board of directors will act on an expedited basis to determine whether to accept the director’s resignation. Our board of directors expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The board of directors may consider any factors it deems relevant in deciding whether to accept a director’s resignation.

Communications with Directors

Individuals may communicate with our board of directors by contacting:

Corporate Secretary

5550 SW Macadam Avenue, Suite 200

Portland, Oregon 97239

Our Corporate Secretary will forward all appropriate correspondence to our board of directors, except for items that are unrelated to our directors’ duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries, and patently offensive or otherwise inappropriate material.

Director Attendance at Annual Meetings

We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors, taking into account the directors’ schedules. All directors are encouraged to attend our annual meeting of stockholders.

Committee Charters and Other Corporate Governance Materials

We have adopted a Code of Business Conduct and Ethics, or the Code, that applies to all of our employees, officers and directors. The Code is available on our website at www.ericksonaviation.com. Any substantive amendment to or waiver of any provision of the Code may be made only by our board of directors, and will be disclosed on our website as well as via any other means then required by Nasdaq listing standards or applicable law.

Our board of directors has adopted a written charter for each of the Audit Committee and the Compensation Committee. Each charter is available on our website at www.ericksonaviation.com.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that address the composition of our board of directors, criteria for board membership and other board governance matters. These guidelines are available on our website at www.ericksonaviation.com.

Executive Officers

We designate persons serving in the following positions as our “executive officers”: our chief executive officer, our chief financial officer, and our vice presidents who are in charge of a principal unit of our business, or perform a policy-making function for us. The following table sets forth information regarding our executive officers as of April 21, 2014.

Name	Position	Age	Officer Since
Udo Rieder	President and Chief Executive Officer	55	2008
Eric Struik	Chief Financial Officer	45	2013
Brian Clegg	Vice President of Global Aerial Operations	57	2014
Santiago Crespo	Vice President of Global Sales and Marketing	44	2013
Edward Rizzuti	Vice President, General Counsel and Corporate Secretary	44	2010

Udo Rieder’s biographical summary is included under “Corporate Governance — Our Board of Directors.”

Eric Struik has served as our Chief Financial Officer since September 2013. From September 2011 until August 2013, Mr. Struik served as Vice President of Finance for Remy International, a leading worldwide manufacturer and distributor of power systems for the global light vehicle, commercial vehicle, and rail markets, with more than $1.1 billion in annual revenue. From May 2008 until August 2011, Mr. Struik served as Vice President of Finance and Investor Relations for Callaway Golf. Prior to 2008, Mr. Struik developed a deep and varied background managing financial operations for manufacturing businesses with Visteon, Lear and Chrysler corporations. Mr. Struik holds an MBA from the Indiana University and a BA in Economics from the University of Michigan. Mr. Struik is a Certified Management Accountant (CMA), Certified in Financial Management (CFM), and Chartered Financial Analyst (CFA).

Brian Clegg joined Erickson on March 10, 2014 and serves as our Vice President of Global Aerial Operations. Mr. Clegg has nearly 40 years of experience and has spent almost 30 years with CHC Helicopter Corp (“CHC”), a Canadian publicly held helicopter services company. From 2011 to 2013, Mr. Clegg served as CHC’s Vice President of Flight Operations, and from 2010 to 2011, Mr. Clegg served as CHC’s Acting President of CHC Global Operations. From 2004 to 2010, Mr. Clegg served as CHC’s Vice President, Resources and Flight Operations, and prior to that Mr. Clegg served in various roles of increasing responsibility with CHC and other aerial service providers.

Santiago Crespo has served as our Vice President of Global Sales and Marketing since August 2013. From May 2010 through July 2013, Mr. Crespo served as the Global Key Account Director for CHC Helicopter, where he was responsible for managing its Oil and Gas business with over $1 billion in annual revenues. From July 2010 through April 2012, Mr. Crespo was the Commercial Director for the Americas for CHC Helicopter, with responsibilities that included growing the Oil and Gas business in Brazil and development of CHC’s U.S. Government contract acquisition strategy. From March 2006 through July 2010, Mr. Crespo was the Director of South American Sales and Marketing at Evergreen Helicopters Inc. Mr. Crespo holds an MBA from the University of Portland and a BS in Finance from the Catholic University of Ecuador.

Edward Rizzuti joined Erickson in August 2010 and has served as our Vice President, General Counsel and Corporate Secretary since November 2011. Prior to joining Erickson, from August 2006 to August 2010, Mr. Rizzuti worked for NACCO Materials Handling Group, Inc., most recently serving as Associate General Counsel. From January 2004 to July 2006, Mr. Rizzuti served as Legal Counsel for Terex Corporation. Prior to his employment with Terex, Mr. Rizzuti worked as a lawyer with Mintz Levin Cohn Ferris Glovsky and Popeo PC from September 1999 to July 2003, focusing in the area of private equity and corporate transactional work. From September 1998 to September 1999 Mr. Rizzuti worked as a lawyer with Clifford Chance LLP. Mr. Rizzuti received his JD from New York University School of Law and holds a BS in civil engineering from Rutgers University.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT

PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected Grant Thornton LLP to serve as our independent public accounting firm to audit the consolidated financial statements of Erickson Incorporated for the fiscal year ending December 31, 2014. Grant Thornton has acted in such capacity since its appointment in fiscal 2007. A representative of Grant Thornton is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton as our independent public accounting firm is not required by our bylaws or otherwise. However, our board of directors is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the selection of a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of Erickson and our stockholders.

Fees for Professional Services

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2013 and 2012 by Grant Thornton:

	Fiscal 2013 ($)	Fiscal 2012 ($)
Audit fees (1)	641,340	419,761
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	—	—

(1)	Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Grant Thornton in connection with statutory and regulatory filings or engagements, consultations in connection with acquisitions and issuances of auditor consents and comfort letters in connection with SEC registration statements and related SEC and non-SEC securities offerings.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.”

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All other fees consist of fees for products and services other than the services reported above.

None of the services related to audit-related fees, tax fees or all other fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent public accounting firm in accordance with this pre-approval.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. Abstentions will have the same effect as a vote “against” the proposal. Broker non-votes will be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

Our board of directors unanimously recommends a vote “FOR” the ratification of the selection of Grant Thornton LLP as our independent public accounting firm for the fiscal year ending December 31, 2014.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee currently consists of three directors, each of whom, in the judgment of our board of directors, is an “independent director” as defined in the listing standards for the Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by our board of directors. A copy of the charter is available on Erickson’s website at www.ericksonaviation.com.

The Audit Committee oversees Erickson’s financial reporting process on behalf of our board of directors. The Audit Committee is responsible for retaining Erickson’s independent public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent public accounting firm for all audit and non-audit services. Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to ensure compliance with applicable laws and regulations. Our independent public accounting firm, Grant Thornton LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed Erickson’s audited financial statements with management. The Audit Committee has discussed with the independent public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has met with the independent public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of Erickson’s internal controls and the overall quality of Erickson’s financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to Erickson’s board of directors that Erickson’s audited financial statements be included in Erickson’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

AUDIT COMMITTEE

Hank Halter, Chair
Gary R. Scott
Meredith R. Siegfried

Pursuant to the Instruction to Item 407(d), the foregoing Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Erickson specifically incorporates such information by reference in such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our principal executive officer, our principal financial officer and each of our next three most highly-compensated executive officers during 2013. We refer to these persons as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)		Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Udo Rieder, President and Chief Executive Officer	2013	343,270	120,000		—	182,350	—	645,620
	2012	325,075	—		882,056	275,909	—	1,483,040
	2011	300,060	—		—	—	—	300,060

Eric Struik,	2013	79,327	100,000	(3)	208,340	29,833	50,197	467,697
Chief Financial Officer(3)

Charles Ryan,	2013	294,000	—		103,614	120,000	—	517,614
Senior Vice President and Chief Financial Officer (4)	2012	294,075	—		389,136	169,307	—	852,518
	2011	280,060	—		—	—	—	280,060

H.E. ‘‘Mac’’ McClaren,	2013	232,462	60,000		—	83,360	—	375,822

Vice President, and Head of Aerial Services (5)	2012	212,075	—		155,648	150,108	—	517,831
	2011	200,060	—		—	—	—	200,060

Edward Rizzuti,	2013	216,721	60,000		—	93,780	—	370,501
Vice President, General Counsel and Corporate Secretary	2012	194,325	—		129,712	104,601	—	428,638
	2011	175,829	15,000	(6)	—	—	—	190,829

Santiago Crespo,	2013	94,904	—		142,050	34,886	8,000	279,840
Vice President of Global Sales and Marketing (7)

(1)	Performance-based bonuses are generally paid under our executive bonus plan and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent amounts earned under the 2013 Retention Bonus Plan.

(2)	Aggregate grant date fair value of all stock awards, computed in accordance with FASB ASC Topic 718. The assumptions used with respect to the valuation of restricted stock units are set forth in “Erickson Air-Crane Incorporated Consolidated Financial Statements — Notes to Financial Statements — Note 2 — Summary of Significant Accounting Policies — Stock-Based Compensation” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(3)	Mr. Struik commenced employment with us on September 9, 2013. His compensation for 2013 reflects the partial year of employment. Mr. Struik received a reimbursement of relocation expenses in the amount of $50,197. Mr. Struik received a signing bonus of $100,000 relating to his hire, which was paid in 2014.

(4)	Mr. Ryan’s service as the Senior Vice President and Chief Financial Officer terminated on September 9, 2013.

(5)	Mr. McClaren served as the Company’s Vice President and Head of Aerial Services during 2013. On March 10, 2014, Mr. McLaren transitioned from his role as Vice President and Head of Aerial Services to a his new position as Vice President of Government, Defense and Security Programs.

(6)	Mr. Rizzuti commenced employment with us on August 13, 2010. He received a signing bonus of $15,000 relating to his hire, which was paid in 2011 after the completion of the audit of our financial statements for 2010.

(7)	Mr. Crespo commenced employment with us in August 2013. His compensation for 2013 reflects the partial year of employment. Mr. Crespo received a reimbursement of relocation expenses in the amount of $8,000.

Employment Agreements

We have entered into employment agreements with each of Messrs. Rieder, McClaren and Rizzuti providing for the payment of an annual base salary and non-equity incentive plan payment opportunities, as well as participation by each of them in the benefit plans and programs generally maintained by us for senior executives from time to time.

We or the employee may terminate the applicable employment agreement at any time. Upon termination of employment by us without “cause,” by the executive for “good reason” following a “change in control,” or as a result of the executive’s death or disability, the executive is entitled to receive: (1) a basic termination payment equal to (i) the executive’s base salary earned through the date of termination, plus (ii) continued payment of the executive’s base salary for a specified time following the termination date; and (2) continuation of health benefits for a specified period of time after termination of employment at the same rate that was paid by the executive before termination of employment.

Summaries of the specific severance payments and continuation periods for health benefits for the named executive officers are provided below:

¡

Mr. Rieder is entitled to receive: (i) a monthly sum equal to his monthly base salary in effect at such time for a period of 12 months and (ii) continuation of health benefits for Mr. Rieder and his family for that same period.

¡

Mr. McClaren is entitled to receive: (i) a monthly sum equal to his monthly base salary in effect at such time for a period of nine months and (ii) continuation of health benefits for Mr. McClaren and his family for that same period.

¡

Mr. Rizzuti is entitled to receive: (i) a monthly sum equal to his monthly base salary in effect at such time for a period of nine months and (ii) continuation of health benefits for Mr. Rizzuti and his family for that same period.

The employment agreements each contain confidentiality, non-compete, and non-solicitation provisions, and subject the payment of severance benefits to the executive executing a general release of all claims against us and our affiliates.

Annual Non-Equity Incentive Plan

Our board of directors and our Compensation Committee have the authority to award discretionary annual non-equity incentive plan payments to our named executive officers and other employees. These payments are intended to compensate our named executive officers and other employees for individual performance, for our overall financial performance, and for achieving important milestones. Payment levels vary depending on the individual recipient and generally take into account such factors as our overall financial performance, including our liquidity position; the recipient’s individual performance; and other operating and non-operating elements we deem relevant. Our non-equity incentive plans do not provide for threshold or maximum amounts, but, rather, provide for a single estimated payout based on accomplishing the designated performance measures. We may also make additional discretionary cash incentive payments to key employees who contribute significantly to our strategic and long-term performance objectives and growth.

Non-equity incentive plan payments ordinarily are determined and communicated to our employees following the completion and delivery of our annual audit. Our employees, including our executives, are not entitled to any non-equity incentive plan payment unless they are employed by us on the date of payment. Incentive payments, if any, are paid in a single installment, typically in the first quarter of the year. Our board of directors uses financial measures to determine the aggregate incentive pool and makes incentive payments to individuals at its discretion based on non-financial criteria. Non-financial criteria for evaluating individual performance include specific goals or achievements that employees may set for themselves with management oversight at the beginning of a year or other intangible performance objectives, including completion of certain project milestones or improving a specific skill set relating to a given employee’s position.

Our board of directors typically uses an Adjusted EBITDA target as the primary measure to determine the size of the incentive pool and whether financial performance targets have been met.

2012 Long-Term Incentive Plan

We maintain our 2012 Long-Term Incentive Plan designed to align the interests of our executive officers with the interests of our stockholders. Because vesting is based on continued employment, these equity based incentives are also intended to encourage the retention of our named executive officers and other employees through the vesting period of the awards.

Eligibility; Types of Awards.    Selected employees, officers, and directors of ours and any of our subsidiaries are eligible to participate in the plan. The plan provides for the grant of incentive stock options that qualify under Section 422 of the Internal Revenue Code of 1986 (subject to the plan’s stockholder approval), nonqualified stock options, restricted stock, RSUs, stock bonuses and stock appreciation rights. Incentive stock options may be granted only to our employees, including officers, or employees of any of our subsidiaries. Nonqualified stock options, and all awards other than incentive stock options, may be granted to our employees, officers, and directors. Our board of directors may elect, in its sole discretion, to grant an award in exchange for the cancellation of an existing award.

Administration.    The plan is administered by an independent committee of our board of directors, which has the authority to determine which eligible individuals should receive awards, the type and amount of the awards, and the other terms and conditions of the awards (including vesting and cancellation provisions) and has the full authority to interpret the plan. Such independent committee may delegate to our chief executive officer or to a committee of our officers any or all authority for administering the plan, subject to certain limitations.

Term of Plan; Amendments.    We expect the plan to be in effect until all shares available for issuance under the plan are issued and all restrictions on the shares have lapsed. However, no incentive stock options will be granted under the plan on or after the 10th anniversary of the last action by our board of directors, subsequently approved by our stockholders within twelve months of such action, adopting the plan or approving an increase in the number of shares available for issuance under the plan. Our board of directors may at any time modify or amend the plan in any respect, subject to applicable laws, rules and regulations, and requirements of NASDAQ Marketplace Rules. However, no change in an award already granted under the plan may generally be made without the written consent of the award holder if the change would adversely affect the holder.

Stock Options.    Our board of directors determines whether a stock option is granted as an incentive stock option or a nonqualified stock option. The exercise price per share of incentive stock options may not be less than the fair market value of our common stock at the date of the grant, and the maximum term of incentive stock options is ten years. The aggregate market value, on the date of the grant, of the common stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000. For grantees who own more than 10% of the total combined voting power of our outstanding capital stock or our parent or subsidiaries, incentive stock options must have an exercise price of not less than 110% of the fair market value of the common stock underlying the option and a maximum term of five years. The exercise price per share of nonqualified stock options may be any amount determined by our board of directors, and nonqualified stock options may have any term fixed by our board of directors.

Stock Appreciation Rights.    The plan provides that our board of directors may grant stock appreciation rights, which entitle the person who exercises the rights to receive an amount equal to the difference between the fair market value of the common stock subject to the right at the time of exercise and the time of grant, in the amounts and subject to such terms, conditions, and restrictions as our board of directors determines.

Restricted Stock; Restricted Stock Units; Performance-Based Awards; Stock Bonuses.    The plan provides that our board of directors may issue restricted stock, restricted stock units, performance-based awards or stock bonuses in the amounts and subject to such terms, conditions, and restrictions as our board of directors determines. Restricted stock, restricted stock units and performance-based awards may be issued for any consideration determined by our board of directors.

Changes in Capital Structure.    The plan authorizes our board of directors to make appropriate adjustments in outstanding options and awards and in shares reserved under the plan in the event of a stock split, recapitalization, or certain other transactions. The board of directors also has discretion to convert options, to limit the exercise period of outstanding options, and to accelerate the exercisability of options in the event of merger or certain other changes in our capital structure.

2013 Retention Bonus Plan

We developed the 2013 Retention Bonus Plan (the “2013 Plan”) in connection with our acquisition of Evergreen Helicopters, Inc., (“EHI”) from Evergreen International Aviation, Inc. (“EIA”) in May 2013 (the “Evergreen Acquisition”). The 2013 Plan was developed for the purpose of retaining mission critical personnel who will enable us to succeed in our ongoing integration efforts following the Evergreen Acquisition and to motivate such persons to continue contributing to our growth and profitability, including with respect to the integration of EHI and its subsidiaries.

The 2013 Plan is administered by the Compensation Committee of our board of directors, which has the discretionary authority to interpret and administer the 2013 Plan and to adopt rules and regulations to implement the 2013 Plan. The Compensation Committee of our board of directors has delegated to our Chief Executive Officer the day-to-day implementation and interpretation of the 2013 Plan, including the approval of individual payouts under the 2013 Plan to employees other than our executive management team. Our Chief Executive Officer has the sole and absolute discretion to determine the level of achievement, the amount of any bonus awards and the timing of payment of any bonus awards to be paid hereunder (provided that any such determinations in respect of our executive management team shall be made by the Compensation Committee of our board of directors). Approval by the Compensation Committee of our board of directors or approval by our board of directors shall be required for the approval of the aggregate payout under the 2013 Plan, and approval of individual payouts under the 2013 Plan to our executive management team (including the timing or acceleration of any such payments).

Only full-time exempt employees are eligible to participate in the 2013 Plan. A former employee is not eligible to participate in the 2013 Plan if he or she resigns or is terminated for any reason at any time before a bonus is paid pursuant to the 2013 Plan. A person may be considered ineligible for the 2013 Plan at any time and for any reason at the discretion of the Compensation Committee of our board of directors or our Chief Executive Officer, regardless of whether he or she remains one of our employees.

The aggregate amount of bonus awards payable under the 2013 Plan shall not exceed $2,000,000 (less our share of FICA taxes required to be withheld on the retention bonuses). No amounts awarded or accrued under the 2013 Plan will be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded under the 2013 Plan will at all times be our unfunded and unsecured obligation. As of April 21, 2014, we have paid an aggregate of $1,125,000 to our employees under the 2013 Plan.

Certain of our directors and officers, none of whom is a member of the Compensation Committee of our board of directors, are each entitled to bonus awards pursuant to the 2013 Plan, as determined by the Compensation Committee of our board of directors, in the amounts set forth opposite their names below:

Name	Retention Bonus
Udo Reider	$160,000
Charles Ryan	$120,000
H.E. “Mac” McClaren	$80,000
Edward Rizzuti	$80,000

Retirement Benefits

We do not provide our named executive officers with supplemental or other retirement benefits other than eligibility to participate in our broad-based 401(k) plan.

Outstanding Equity Awards at Fiscal 2013 Year-End

The following table sets forth certain information with respect to the value of all unexercised restricted stock units and other equity awards previously awarded to our named executive officers as of December 31, 2013:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

		STOCK AWARDS
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares of Units of Stock That Have Not Vested (1)
Udo Rieder	4/17/2012	—	—
Charles Ryan	4/17/2012	—	—
Eric Struik	11/26/2013	11,000	$228,690
Santiago Crespo	11/26/2013	7,500	$155,925
H.E. “Mac” McClaren(2)	4/17/2012	3,892	$80,915
Edward Rizzuti(3)	4/17/2012	6,485	$192,890

(1)	The aggregate dollar value of the restricted stock units is shown at maximum payout value based on $20.79 per share, the fair market value on December 31, 2013, the last trading day of our 2013 fiscal year.

(2)	Three-fifths of the RSUs vested on the grant date, one-fifth of the RSUs vested on the first anniversary of the grant date and one-fifth of the RSUs will vest on the second anniversary of the grant date.

(3)	Two-fifths of the RSUs vested on the grant date, one-fifth of the RSUs vested on the first anniversary of the grant date and one-fifth of the RSUs will vest on the second anniversary of the grant date.

Compensation of Directors

The following table sets forth information concerning the compensation earned during the 2013 fiscal year by each individual who served as a non-employee director at any time during the fiscal year:

2013 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Kenneth Lau	—	—	—
Quinn Morgan	—	—	—
Hank Halter	40,000	45,581	85,581
Gary R. Scott	35,000	40,571	75,571
Meredith R. Siegfried	35,000	40,571	75,571
James L. Welch	40,000	45,581	85,581

(1)	Based on a closing price of Erickson’s common stock of $20.79 on the Nasdaq Capital Market on December 31, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written statement of policy requiring our Audit Committee to review any transactions with related persons, as defined in Item 404 of Regulation S-K, or in which a related person has a direct or an indirect interest, and determine whether to ratify or approve the transaction. Our related party transaction policy provides that a transaction may only be ratified or approved if the Audit Committee determines that it is fair to us or otherwise in our interest. Certain types of transactions have been pre-approved by the Audit Committee under the policy. These pre-approved transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related party’s interest arises only (a) from his or her position as a director of another entity that is party to the transaction, (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5%, subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of our equity securities where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director may participate in the approval of a related party transaction for which he or she is a related party.

Other than compensation agreements and other arrangements which are described under “Executive Compensation” and the transactions described below, since January 1, 2013, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

ZM Private Equity Fund I, L.P., ZM Private Equity Fund II, L.P., ZM EAC LLC, and 10th Lane Finance Co., LLC (collectively, the “ZM Funds”) beneficially owned approximately 54.7% of our outstanding common stock as of March 31, 2014. Two of our directors, Messrs. Morgan and Lau, are also managers of the ZM Funds.

Registration Rights

We are party to an amended and restated registration rights agreement among us and the ZM Funds, which provides that ZM EAC LLC will have the right to demand that we register its shares for sale to the public. ZM EAC LLC has the right to require that we register its shares under the Securities Act of 1933 (the “Securities Act”) for sale to the public. If ZM EAC LLC exercises its demand registration right, ZM Private Equity Fund I, L.P. and ZM Private Equity Fund II, L.P. will have the opportunity to include their shares in the registration. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with the exercise of these demand registration rights.

In addition, the ZM Funds have piggyback registration rights, which means that they have the right to include their shares in any registration that we effect under the Securities Act, other than a registration effected pursuant to an exercise of demand registration rights, subject to specified exceptions. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these piggyback registration rights.

We are unable to estimate the dollar value of registration rights to the holders of these rights. The amount of reimbursable expenses under the registration rights agreement depends on a number of variables, including whether registration rights are exercised incident to a primary offering by us, the form on which we are eligible to register such a transaction, and whether we have a shelf registration in place at the time of a future offering.

Subordinated Notes

On June 30, 2010, we issued unsecured subordinated promissory notes with an aggregate principal amount of $8.5 million to ZM Private Equity Fund II, L.P. and certain of its affiliates at an initial interest rate of 20.0% per annum. No periodic principal or interest payments are required and the promissory notes mature on June 30, 2015. Interest payments are accrued to principal on a quarterly basis. The promissory notes can be prepaid at any time prior to maturity, at our option, at the original principal amount plus accrued interest without any prepayment penalties, subject to limitations under the agreement. In connection with our initial public offering in April of 2012, the interest rate on the subordinated promissory notes was amended from 20.0% per annum to 10.0% per annum.

On June 30, 2011, in connection with an amendment to our credit agreement, we issued an additional $10.0 million of unsecured subordinated promissory notes to ZM Private Equity Fund I, L.P. and ZM Private Equity Fund II, L.P. at an initial interest rate of 20.0% per annum. No periodic principal or interest payments are required and the notes mature on June 30, 2016. Additionally, we issued $1.0 million in unsecured subordinated promissory notes to ZM Private Equity Funds I and II. In connection with our initial public offering in April of 2012, the interest rate on the subordinated promissory notes was amended from 20.0% per annum to 10.0% per annum.

Evergreen Helicopters, Inc. Acquisition

On May 2, 2013, we acquired Evergreen Helicopters, Inc., (“EHI”) from Evergreen International Aviation, Inc., (“EIA”), pursuant to the Stock Purchase Agreement, dated March 18, 2013, as amended on May 1, 2013 by the First Amendment to Stock Purchase Agreement, by and among us, EIA, EHI, EAC Acquisition Corporation, a Delaware corporation and our wholly owned subsidiary, and Delford M. Smith (the “Evergreen Acquisition”). In connection with this transaction, EHI purchased nine aircraft from an affiliated entity of EIA.

Prior to the Evergreen Acquisition, in June 2011, EHI entered into an amended and restated second lien credit agreement and certain related agreements (collectively, the “EIA Second Lien Credit Facility”) with Wilmington Trust FSB and certain lenders listed therein, including two of the ZM Funds and certain of their affiliates. The EIA Second Lien Credit Facility provides a loan facility of up to $100.0 million, with loans bearing interest at an annual rate of 11.0% plus the greater of (a) the Prime Rate and (b) the federal funds effective rate plus 0.5%; provided however, in no event shall the rate be lower than 5.0%, or for Eurodollar borrowing 12.0% plus LIBOR (with a 3.0% floor) plus statutory reserves, and loans being entitled to certain annual payments in kind. The EIA Second Lien Credit Facility is secured by a second lien security interest in substantially all of EIA’s and EHI’s assets, certain guarantees and other collateral. The loans under the EIA Second Lien Credit Facility mature on September 30, 2015. The EIA Second Lien Credit Facility provides that certain assets sales by EIA, including the Evergreen Acquisition, would require that all loans be repaid in full and loan availability be permanently reduced to zero. As of December 31, 2012, the aggregate principal amount of the outstanding obligations under the EIA Second Lien Credit Facility was approximately $119.2 million, and accrued and unpaid interest was approximately $1.5 million with two of the ZM Funds and certain of their affiliates collectively holding approximately 50.04% of this amount. From the commencement of the Second Lien Credit Facility until December 31, 2012, two of the ZM Funds and certain of their affiliates have received an aggregate of $31.9 million in principal, interest, and fees under the EIA Second Lien Credit Facility. In addition, two of the ZM Funds and certain of their affiliates were also lenders under EIA’s first lien credit facility. As of December 31, 2012, two of the ZM Funds and their affiliates were no longer lenders under EIA’s first lien credit facility. From commencement of EIA’s first lien credit facility until December 31, 2012, two of the ZM Funds and certain of their affiliates received an aggregate of $1.2 million in principal, interest and fees under EIA’s first lien credit facility.

In connection with the Evergreen Acquisition, we have entered into a stock purchase agreement with all of EIA’s second lien lenders, including two of the ZM Funds and their affiliates, pursuant to which we would issue 3,375,527 shares of our preferred stock to EIA’s second lien lenders. To facilitate our acquisition of EHI, the second lien lenders, including two of the ZM Funds and certain of their affiliates, executed certain waivers and consents pursuant to the Second Lien Credit Facility.

In connection the Evergreen Acquisition, two of the ZM Funds and their affiliates received 1,689,155 shares of our preferred stock as repayment of $20.0 million of principal of their pro rata share of the EIA Second Lien Credit Facility. In addition, two of the ZM Funds and certain of their affiliates forgave $2.5 million of their pro rata share of the EIA Second Lien Credit Facility in connection with the Evergreen Acquisition and retained approximately $37.9 million in the EIA Second Lien Credit Facility. In addition, we also issued 632,911 shares of our preferred stock to EIA’s first lien lenders in connection with the Evergreen Acquisition and certain of those first lien lenders have sold their shares to certain of the EIA second lien lenders, including two of the ZM Funds and certain of their affiliates. A total of 1,984,680 shares of our preferred stock were issued to two of the ZM Funds and their affiliates (including shares that two of the ZM Funds and certain of their affiliates have purchased from the EIA first lien lenders). The Series A Preferred Stock converted according to its terms, at our option, into an equal number of shares of our common stock, on August 20, 2013, following obtaining stockholder approval of the issuance of shares of our common stock upon such conversion under NASDAQ Marketplace Rules.

2015 Notes and 2016 Notes

Two of the ZM Funds and their affiliates held 100.0% of our 2015 Subordinated Notes and 2016 Subordinated Notes, which as of December 31, 2012 had a principal balance of $26.7 million. On June 30, 2010, we issued the 2015 Subordinated Notes with an aggregate principal amount of $8.5 million to ZM Private Equity Fund II, L.P. and certain of its affiliates with an interest rate of 20.0% per annum. No periodic principal or interest payments are required and the 2015 Subordinated Notes mature on June 30, 2015. Interest payments are accrued to principal on a quarterly basis. The 2015 Subordinated Notes can be prepaid at any time prior to maturity, at our option, at the original principal amount plus accrued interest without any prepayment penalties, subject to certain limitations. On June 30, 2011, we issued $11.0 million of 2016 Subordinated Notes to ZM Private Equity Fund I, L.P. and ZM Private Equity Fund II, L.P. in connection with an amendment to our existing credit agreement, which mature on June 30, 2016. The 2016 Subordinated Notes have identical economic terms as the 2015 Subordinated Notes. Upon completion of our initial public offering in April of 2012, the interest rate on each of the 2015 Subordinated Notes and 2016 Subordinated Notes was adjusted from 20.0% per annum to 10.0% per annum. In connection with the transactions contemplated by the EHI acquisition all of the 2015 Subordinated Notes and 2016 Subordinated Notes were repaid in full to two of the ZM Funds and their affiliates on May 2, 2013.

Transaction Fee

In connection with the Evergreen Acquisition, 10th Lane Partners, LLC, an entity controlled by Q&U Investments, LLC and affiliated with Mr. Morgan, one of our directors, was entitled to receive a fee of $2.5 million from us in consideration for services rendered to us by 10th Lane Partners, LLC, its affiliates and employees, and the fee was paid on May 2, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of March 31, 2014 by (1) each stockholder who is known by us to beneficially own more than 5% of our common stock, (2) each of our directors and director-nominee(s), (3) each of our executive officers named in the Summary Compensation Table above, and (4) all of our directors and executive officers as a group.

Beneficial Owner(1)	Number of Shares Beneficially Owned (2)		Percent(3)
5% Stockholders:
ZM EAC LLC	4,650,123	(4)	33.7
ZM Private Equity Fund I, L.P.	1,580,723	(4)	11.5
ZM Private Equity Fund II, L.P.	677,453	(4)	4.9
10th Lane Finance Co., LLC	634,763	(4)	4.6
Cetus Capital II, LLC(9)	1,141,802		8.3
Ariel Investments(10)	1,063,829		7.7
AWM Investment Company(11)	914,824		6.6
Watershed Asset Management, LLC(12)	755,414		5.5
Named Executive Officers and Directors:
Udo Rieder	110,257		*
Eric Struik	—		*
Charles Ryan	48,642		*
H.E. “Mac” McClaren	19,456	(5)	*
Edward Rizzuti	12,971	(6)	*
Santiago Crespo	—		*
Quinn Morgan(4)	7,543,062	(8)	54.7
Kenneth Lau(7)	7,543,062	(8)	54.7
Hank Halter	2,814		*
Gary R. Scott	2,563		*
Meredith R. Siegfried	2,563	*
James L. Welch	2,814		*
All executive officers and directors as a group (12 persons)	7,745,142		56.2

*Represents	beneficial ownership of less than 1% of our outstanding common stock.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	Under SEC rules, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or the settlement of other equity awards.

(3)	Calculated on the basis of 13,789,534 shares of common stock outstanding as of March 31, 2014, plus any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 31, 2014.

(4)

Mr. Morgan serves on our board of directors and is the managing member of ZM EAC LLC and Q&U Investments LLC. Q&U Investments LLC is the managing member of ZM Private Equity Fund I GP, LLC, which is the general partner of ZM Private Equity Fund I, L.P.; Q&U Investments LLC is the managing member of ZM Private Equity Fund II GP, LLC, which is the general partner of ZM Private Equity Fund II, L.P.; and Q&U Investments LLC is the managing member of 10th Lane Partners LLC, which is the managing member of 10th Lane Finance Co., LLC.

Accordingly, Mr. Morgan may be deemed to have sole voting and investment power with respect to the shares held by ZM EAC LLC, ZM Private Equity Fund I, L.P., ZM Private Equity Fund II, L.P., and 10th Lane Finance Co., LLC. The address of each of the parties is 60 East 42nd Street, Suite 1400, New York, NY 10165.

(5)	Includes 3,892 shares of our common stock issuable upon settlement of RSUs held by Mr. McClaren that may be settled within 60 days of March 31, 2014.

(6)	Includes 3,243 shares of our common stock issuable upon settlement of RSUs held by Mr. Rizzuti that may be settled within 60 days of March 31, 2014.

(7)	Mr. Lau serves on our board of directors and is a member of ZM Private Equity Fund I GP, LLC, which is the general partner of ZM Private Equity Fund I, L.P., a member of ZM Private Equity Fund II GP, LLC, which is the general partner of ZM Private Equity Fund II, L.P., and member of 10th Lane Partners LLC, which is the managing member of 10th Lane Finance Co., LLC. The address of each of the parties is 60 East 42nd Street, Suite 1400, New York, NY 10165.

(8)	Consists of 4,650,123 shares owned by ZM EAC LLC, 1,580,723 shares owned by ZM Private Equity Fund I, L.P., 677,453 shares owned by ZM Private Equity Fund II, L.P., and 634,763 shares owned by 10th Lane Finance Co., LLC. Each of Messrs. Morgan and Lau disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(9)	Information is based on amendment No. 1 to Schedule 13G filed with the SEC on March 31, 2014.

(10)	Information is based on amendment No. 1 to Schedule 13G filed with the SEC on March 31, 2014.

(11)	Information is based on amendment No. 1 to Schedule 13G filed with the SEC on March 31, 2014.

(12)	Information is based on amendment No. 1 to Schedule 13G filed with the SEC on March 31, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater than 10% stockholders during the fiscal year ended December 31, 2013 were satisfied, except that each of Messrs. Rieder, Ryan, McClaren, Zamieroski and Rizzuti filed one late report with respect to one transaction.

STOCKHOLDER PROPOSALS OR NOMINATIONS

TO BE PRESENTED AT NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our proxy statement for the 2015 annual meeting. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to the Corporate Secretary at our principal executive offices no later than the close of business on December 31, 2014. Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.

Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our board of directors reviews all stockholder proposals. For information on qualifications of director nominees considered by our board of directors, see the “Corporate Governance” section of this proxy statement.

In addition, our bylaws provide that any stockholder intending to nominate a candidate for election to our board of directors or to propose any business at our 2015 annual meeting, other than non-binding proposals presented pursuant to Rule 14a-8 under the Exchange Act, must give notice to the Corporate Secretary at our principal executive offices, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given). Accordingly, any such stockholder proposal must be received between the close of business on Tuesday, February 10, 2015 and the close of business on Thursday March 12, 2015.

The notice must include the information specified in our bylaws, including information concerning the nominee or proposal, as the case may be, and information concerning the proposing or nominating stockholder’s ownership of and agreements related to our stock. If the 2015 annual meeting is held more than 30 days before or after the first anniversary of the date of the 2014 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2015 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the meeting that do not meet the requirements set forth in our bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal or nomination. To make a submission or request a copy of our bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, our board of directors knows of no other business that will be conducted at the 2014 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Erickson stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report or proxy statement mailed to you, please submit a request to our Corporate Secretary, or call our Investor Relations department at (503) 505-5812, and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By order of the Board of Directors

/s/ Edward Rizzuti

Edward Rizzuti
Corporate Secretary

April 29, 2014

ERICKSON INCORPORATED
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Standard Time, on June 11, 2014.
Vote by Internet
• Go to www.investorvote.com/EAC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Company’s board of directors recommends voting FOR each of the following proposals:

1.	To elect three Class II directors to hold office until the 2017 annual meeting of stockholders and until their respective successors are elected and qualified:
		For	Withhold				For	Withhold		For	Withhold	+
	01 - Hank Halter	☐	☐	02 - Quinn Morgan			☐	☐	03 - Meredith Siegfried	☐	☐

				For	Against	Abstain
2.	To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014.			☐	☐	☐
B	Non-Voting Items
Change of Address — Please print new address below.										Meeting Attendance
										Mark box to the right if you plan to attend the Annual Meeting.		☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign here. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	+

01U5AC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: http://www.investorvote.com/EAC.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ERICKSON INCORPORATED

Proxy for the Annual Meeting of Shareholders

To be held on June 11, 2014

Solicited by the Board of Directors

The undersigned hereby appoints Eric Struik and Edward Rizzuti, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Erickson Incorporated, a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at River Forum, located at 4380 SW Macadam Ave., Portland, Oregon on Wednesday, June 11, 2014, at 11:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 30, 2014 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

ERICKSON INCORPORATED
IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Company’s board of directors recommends voting FOR each of the following proposals:

1.	To elect three Class II directors to hold office until the 2017 annual meeting of stockholders and until their respective successors are elected and qualified:

+
	For	Withhold		For	Withhold		For	Withhold
01 - Hank Halter	☐	☐	02 - Quinn Morgan	☐	☐	03 - Meredith Siegfried	☐	☐

	For	Against	Abstain
2. To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign here. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1UPX	+

01U5BC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: http://www.edocumentview.com/EAC.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — ERICKSON INCORPORATED

Proxy for the Annual Meeting of Shareholders To be held on June 11, 2014 Solicited by the Board of Directors
The undersigned hereby appoints Eric Struik and Edward Rizzuti, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Erickson Incorporated, a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at River Forum, located at 4380 SW Macadam Ave., Portland, Oregon on Wednesday, June 11, 2014, at 11:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 30, 2014 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.
THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.